EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS

Strong Year To Date Growth

Jacksonville, Fla. (October 31, 2007) — Regency Centers Corporation announced today financial and operating results for the quarter ended September 30, 2007.

Funds From Operations (FFO) for the third quarter was $67.8 million, or $0.97 per diluted share, compared to $69.5 million and $1.00 per diluted share for the same period in 2006. For the nine months ended September 30, 2007, FFO was $212.7 million or $3.04 per diluted share, compared to $192.9 million or $2.77 per diluted share for the same period last year, a per share increase of 9.7%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $37.0 million, or $0.53 per diluted share, compared to $39.4 million and $0.57 per diluted share for the same period in 2006. Net income for the nine months ended September 30, 2007 was $133.4 million or $1.92 per diluted share, compared to $137.4 million and $2.00 per diluted share for the third quarter of 2006.

Portfolio Results

At September 30, 2007, Regency’s total assets before depreciation were $4.6 billion. The Company owned and operated 447 shopping centers and single tenant properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.0 million square feet.

For the three months ended September 30, 2007, Regency’s results for wholly-owned properties plus its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 2.3%

•	Rental rate growth on a cash basis: 13.7%

•	Leasing transactions: 464 new and renewal lease transactions for a total of 1.8 million square feet

For the nine months ended September 30, 2007, Regency’s results for wholly-owned properties plus its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 2.9%

•	Rental rate growth on a cash basis: 13.8%

•	Percent leased (operating properties only): 95.1%

•	Leasing transactions year to date: 1,398 new and renewal lease transactions for a total of 5.3 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the quarter, the Regency-Macquarie partnership formed a joint venture with The DESCO Group to acquire an interest in 32 retail centers totaling 3.8 million square feet including tenant-owned GLA. The majority of the primarily Schnucks-anchored shopping centers are located in the St. Louis metro area with others located in Illinois, Indiana and Tennessee. The total value of the transaction was $396.2 million. The portfolio will be held in the newly-formed co-investment partnership of which Macquarie owns approximately 60%, The DESCO Group owns approximately 24% and Regency’s ownership is approximately 16%.

Also during the quarter, Regency closed on the final three properties of the four property Publix-anchored shopping center portfolio in southwest Florida. One of the properties was acquired in the second quarter. Average household incomes surrounding the centers are $83,000 versus a market average of $63,000. Publix averages nearly $700 per square foot in sales at these stores. The total purchase price of the four property portfolio was approximately $79 million.

Property and outparcel sales for the quarter totaled $72.1 million. Regency sold one wholly-owned operating property at a gross sales price of $15.9 million and a cap rate of 7.3%. The Company also sold two operating properties from its joint ventures at a combined gross sales price of $26.7 million and an average cap rate of 6.9%. Regency sold one completed development into the open end fund for proceeds to Regency of $7.1 million and at a cap rate of 6.6%. Seven outparcels were sold for total proceeds to Regency of $18.4 million.

Development

During the quarter, the Company started three new development projects representing $22.2 million of estimated costs. These starts have an expected NOI yield of 11.0% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals nearly $1.7 billion. As of September 30, 2007, the Company had 48 projects under development for an estimated total net investment at completion of $1.0 billion and an expected return of 9.0% on net development costs after partner participation. The in-process developments are 56% funded and 81% leased and committed, including tenant-owned GLA. Also, the Company completed five projects with total net development costs of $144.9 million and a NOI yield of 8.7% after partner participation.

Dividend

On October 30, 2007, the Board of Directors declared a quarterly cash dividend of $0.66 per share, payable on November 28, 2007 to shareholders of record on November 14, 2007. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on December 31, 2007 to shareholders of record on December 3, 2007; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on December 31, 2007 to shareholders of record on December 3, 2007; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 31, 2007 to shareholders of record on December 3, 2007.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, November 1 at 11:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2007 supplemental information package that may help investors estimate earnings for 2007. A copy of the Company’s third quarter 2007 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2007. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2007 and 2006	2007	2006	2007	2006
Funds From Operations:

Net income for common stockholders	$36,979,815	$39,391,883	$133,414,312	$137,375,398
Add (Less):
Depreciation expense—consolidated properties	19,766,051	18,520,852	56,320,147	54,821,481
Depreciation and amortization expense—uncons. properties	10,903,364	10,539,598	32,098,939	32,627,809
Consolidated JV partners' share of depreciation	(127,715)	(53,436)	(351,943)	(218,508)
Amortization of leasing commissions and intangibles	3,616,154	2,969,672	8,898,845	8,493,458
(Gain) loss on sale of operating properties, including JVs	(3,662,998)	(2,367,372)	(18,978,957)	(42,336,885)
Minority interest of exchangeable partnership units	291,109	492,838	1,270,222	2,164,645

Funds From Operations	67,765,780	69,494,035	212,671,565	192,927,398

Dividends assumed on treasury method shares	(257,699)	(252,543)	(695,682)	(770,645)

Funds From Operations for calculating Diluted FFO per Share	$67,508,081	$69,241,492	$211,975,883	$192,156,753

Weighted Average Shares For Diluted FFO per Share	69,878,249	69,481,415	69,789,410	69,269,245

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2007, the Company owned 447 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.0 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 179 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.8 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.